RESTATED ARTICLES OF INCORPORATION
                                       OF
                             FIRST TEAM SPORTS, INC.




         The undersigned hereby certifies that Restated Articles of Incorporation of First Team Sports, Inc. in the form attached hereto as Exhibit A were adopted on May 16, 1996, by the Board of Directors of the corporation, which Restated Articles only restate the existing Articles and all amendments to them in accordance with Minnesota Statutes Sec. 302A.135, Subd. 5.

         I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.




Dated:  May 22, 1996                      /s/ John J. Egart
                                          John J. Egart, President

                                    EXHIBIT A


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                             FIRST TEAM SPORTS, INC.



                                ARTICLE 1 - NAME

         1.1) The name of the corporation shall be First Team Sports, Inc.


                          ARTICLE 2 - REGISTERED OFFICE

         2.1) The registered office of the corporation is located at 1201 Lund Boulevard, Anoka, Minnesota 55303.


                            ARTICLE 3 - CAPITAL STOCK

         3.1) Authorized Shares. The aggregate number of shares the corporation has authority to issue shall be 12,500,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 10,000,000 common shares and 2,500,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

         3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

         3.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

         3.4) Issuance of Shares to Holders of Another Class or Series. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.


                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS

         4.1) No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series of any other class or series of the corporation now or hereafter authorized or issued.

         4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.


                  ARTICLE 5 - LIMITATION OF DIRECTOR LIABILITY

         5.1) To the fullest extent permitted by the Minnesota Business Corporation Act, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.


          ARTICLE 6 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

         6.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.


               ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION

         7.1) Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.



                                      - 2 -